Exhibit 16.1


                                 August 15, 2005



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

We have read the statements of Park City Group, Inc. pertaining to our firm included under Item 4.01 of Form 8-K dated August 15, 2005 and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ Tanner LC

Tanner LC